STOCK PURCHASE AGREEMENT


                                 by and between


                        FIREMAN'S FUND INSURANCE COMPANY,


                                       and


                            ORION CAPITAL CORPORATION


                       REGARDING THE SALE OF THE SHARES OF
                             WM. H. MCGEE & CO., INC










                              Dated: March 9, 1999




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




                            STOCK PURCHASE AGREEMENT


     AGREEMENT (the "Agreement"), dated March 9, 1999, by and between ORION CAPITAL CORPORATION, a Delaware corporation ("Seller"), as Seller, and FIREMAN'S FUND INSURANCE COMPANY, a California corporation ("Buyer"), as Buyer,

                              W I T N E S S E T H:

     WHEREAS, Wm. H. McGee & Co., Inc. ("McGee") is a corporation duly organized and validly existing under the laws of the State of New York, having outstanding capital stock consisting of 4,400 shares of common stock, without par value (the "Common Stock"); and

     WHEREAS, Seller owns 100% of the Common Stock, all of which is to be sold to and purchased by Buyer pursuant hereto;

     NOW, THEREFORE, the parties hereto agree as follows, intending that defined terms used herein shall have the meanings set forth in Article XII: I.

                                 THE TRANSACTION

     Section 1.1. Purchase of Common Stock. Upon the terms and subject to all of the conditions set forth herein, Seller agrees to sell to Buyer and Buyer agrees to acquire from Seller on the Closing Date 100% of the Common Stock.


     Section 1.2. Consideration. In full consideration for the sale of the Common Stock by Seller to Buyer provided for herein, together with the other undertakings and commitments made and delivered by Seller to Buyer herein, at the Closing Buyer shall deliver to Seller the sum of Fifty-Nine Million Four Hundred Thousand and 00/100 ($59,400,000.00) Dollars in immediately available funds by wire transfer to the account designated by Seller.

     Section 1.3. Management Fee. In full consideration for the provision of management services by SICH to McGee and its Subsidiaries for the period from January 1, 1999 until Closing, at the Closing Buyer shall pay to SICH, in immediately available funds by wire transfer to the account designated by SICH, an aggregate amount equal to (a) if the Closing occurs on or prior to April 30, 1999, Eight Hundred Thousand and 00/100 Dollars ($800,000.00), or (b) if the Closing occurs after April 30, 1999, the sum of (i) Eight Hundred Thousand and 00/100 Dollars ($800,000.00), plus (ii) Two Hundred Thousand and 00/100 Dollars ($200,000.00) for each full or partial calendar month during the period from April 30, 1999 through and including the Closing Date.

                                      II.

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

                                   THE CLOSING

                  Section 2.1.  Closing.

     (a) The closing of the transactions provided for herein (the "Closing") shall occur at the offices of Cummings & Lockwood at CityPlace I, 185 Asylum Street, 36th Floor, Hartford, Connecticut or at such other place as shall be determined by Buyer and Seller, on April 30, 1999; provided, however, that if any of the conditions provided for in Articles VII and VIII hereof shall not have been met or waived by Seller or by Buyer, as the case may be, by the scheduled Closing Date, then the party which is unable to meet such condition or conditions shall be entitled to postpone the Closing by notice to the other party to such effect until such condition or conditions shall have been met (which such party will seek to cause to happen at the earliest practicable date) or waived (such postponed Closing to be held on five business days notice from the postponing party to the other party), but in no event shall such postponements extend past June 30, 1999. At the Closing, Seller and Buyer shall deliver, or cause to be delivered, to the other such certificates, receipts or other documents or instruments, in addition to those specifically provided for herein, as may reasonably be requested by the other and as are customary for transactions of the type contemplated hereunder. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     (b) At the Closing, Seller shall deliver to Buyer: (i) stock certificates representing all of the Common Stock, (ii) a mutual release between Seller and its affiliates (other than SICH) and McGee in the form of Exhibit A-1; (iii) a mutual release between SICH and McGee in the form of Exhibit A-2; (iv) a mutual release between CI and McGee in the form of Exhibit A-3 (collectively, the "Releases"); and (v) a noncompetition agreement in the form attached hereto as Exhibit B (the "Noncompetition Agreement").

                                      III.

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

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer that:

                  Section 3.1. Organization and Good Standing. McGee is a corporation duly organized and existing and in good standing under the laws of the State of New York, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure so to qualify would not have a material adverse effect on the business, properties, financial condition or results of operations of McGee and its Subsidiaries taken as a whole or the ability of any of them to carry on the business of the Pool as it is carried on by McGee and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Each Subsidiary of McGee is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. Seller has heretofore made available to Buyer true and complete copies of (a) the Certificate of Incorporation and By-laws of McGee and each of its Subsidiaries, (b) (i) all minutes of the meetings and copies of resolutions of stockholders, the board of directors and each committee of the board of directors of McGee since June 30, 1995, and (ii) to the Seller's Knowledge, all minutes of the meetings and copies of resolutions of stockholders, the board of directors and each committee of the board of directors of McGee and each of its Subsidiaries held since the date of its incorporation and organization and prior to June 30, 1995 and all powers of attorney, if any, issued by McGee or any of its Subsidiaries which are presently outstanding and in effect.

                  Section 3.2. Capitalization. McGee has an authorized capital stock consisting of 11,000 shares of common stock, without par value, of which, 4,400 shares are issued and outstanding. No shares of McGee Common Stock are held in treasury. All of the Common Stock is duly authorized, validly issued, fully paid and non-assessable and is owned by Seller as set forth in Schedule
3.2 hereto, free and clear (except as otherwise shown on Schedule 3.2) of any and all claims, liens, restrictions, pledges, charges, rights of third parties or other encumbrances. Neither Seller nor McGee (a) is a party to or is bound by any agreement, or has since June 30, 1995 made any commitment, to sell or issue any securities of McGee other than the Common Stock which is the subject of this Agreement, or (b) has taken any corporate action to approve any of the foregoing except for the approval of this Agreement. The Common Stock is not subject to preemptive rights or to any voting trust, proxy or similar agreement. Schedule
3.2 correctly identifies each of McGee's Subsidiaries, its jurisdiction of incorporation and the percentage of its voting stock owned by McGee and each other Subsidiary. McGee is the legal and beneficial owner of all of the shares of voting stock of each Subsidiary of McGee (other than directors' qualifying shares, in the case of Wm. H. McGee & Company of Puerto Rico, Inc.) as set forth on Schedule 3.2, and such ownership is free and clear (except as otherwise shown on Schedule 3.2) of any and all claims, liens, restrictions, pledges, charges, rights of third parties or other encumbrances. All such shares have been duly authorized and validly issued and are fully paid and non-assessable. No Subsidiary of McGee has any common or preferred stock authorized or outstanding other than as set forth on Schedule 3.2 and none of McGee nor Seller nor any such Subsidiary is a party to or is bound by any agreement or commitment to sell or issue any securities of any Subsidiary of McGee or has taken any corporate action to approve, or in contemplation of, any of the foregoing.

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

     Section 3.3. Regulatory Status. To Seller's Knowledge, McGee, and each of its Subsidiaries, has all requisite power and authority, and all necessary licenses, permits, franchises and other governmental authorizations necessary to own and operate its properties and to carry on its business as now conducted, except where the failure to have the same could not reasonably be expected to have a Material Adverse Effect. All material licenses, permits and other governmental authorizations held by McGee are set forth on Schedule 3.3.

     Section 3.4. Compliance with Law. To Seller's Knowledge, except as set forth on Schedule 3.4, McGee, and each of its Subsidiaries, has conducted, and is now conducting, its business and operations in material compliance with all existing laws, rules, regulations, ordinances, orders, judgments and decrees (including, without limitation, those of state insurance departments) applicable to its business, properties or operations as presently conducted.


     Section 3.5. Authorization.

     (a) This Agreement has been duly authorized by all necessary corporate action of Seller. This Agreement will, when duly executed and delivered, be a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

     (b) Each of the Ancillary Agreements to which Seller or a Subsidiary of Seller is a party, has been, or prior to the Closing will be, duly authorized by all necessary corporate action of Seller or such Subsidiary, does not violate any provision of the Certificate of Incorporation, or similar charter document, or By-Laws of any of them or any agreement by which any of them or the properties of any of them is bound and will, when duly executed and delivered, be a valid and binding agreement of such entity enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

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

     Section 3.6. Books and Records. The consolidated and consolidating unaudited balance sheets of McGee and its Subsidiaries as of December 31, 1998, 1997 and 1996 and the related consolidated and consolidating unaudited statements of income and stockholders' equity for the fiscal year ended on such date and, in each case, the related schedules, have been delivered by Seller to Buyer. The unaudited consolidated and consolidating financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except that such unaudited financial statements lack or do not reflect footnote disclosures, deferred federal income taxes, goodwill, any obligations to settle claims of Pool Participants, tax valuation, and allowances on a stand-alone basis) and present fairly the financial position of McGee and its Subsidiaries as of such date and the results of their operations for such periods.

     Section 3.7. Litigation and Other Proceedings.

     (a) Except as set forth in Schedule 3.7(a), there are no actions, suits, investigations or proceedings pending against, or to Seller's Knowledge threatened against, McGee or its Subsidiaries or any of their respective officers or employees or their respective businesses, properties or assets, by any person, governmental body or agency or by any securities exchange or national securities association. To Seller's Knowledge, neither Seller nor McGee nor any Subsidiary of McGee is in default with respect to any order of any court, governmental authority or agency or arbitration board or tribunal or in violation of any laws or governmental rules or regulations, nor has any of them received written notice of any assertion of a default where such default or violation has had or is reasonably likely to have a Material Adverse Effect. To Seller's knowledge, neither McGee nor any of its Subsidiaries is in default under any contract or commitment, nor has any of them received written notice of any assertion of a default which default has had or is reasonably likely to have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.7(b), there are no actions, suits, investigations or proceedings pending against, or to Seller's knowledge threatened against, Pool Participants arising out of participation in the Pool relating to extra-contractual, asbestos or environmental claims.


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

     Section 3.8. Title to Properties.

     (a) All real property owned or leased by McGee or any Subsidiary of McGee and, in the case of leased property, the lease pursuant to which it is leased, is listed and described on Schedule 3.8(a). Except as set forth in Schedule 3.8(a), McGee has good and marketable fee title to all owned real property reflected on Schedule 3.8(a), free and clear of all liens, charges and encumbrances, other than rights of way and easements of record, and subject only to liens of current real and personal property taxes, and such minor defects of title of a nature generally found in properties of similar character which do not in any material way affect the marketability of such real properties or interfere with the ownership and use of such real properties. To Seller's Knowledge, each lease reflected on Schedule 3.8(a) is valid and subsisting in accordance with its terms, no default by any party thereto has occurred, no event, act or omission has occurred which constitutes or with notice or passage of time or both would constitute a default and all such leases are free and clear of any and all charges, liens, claims, rights of third parties and other encumbrances. To Seller's Knowledge, neither McGee nor any of its Subsidiaries leases any real property to or from any, parent, affiliate, officer or director or any person related to or owned or controlled by any parent, affiliate, officer or director of McGee or any of its Subsidiaries.

                  (b) Schedule 3.8(b) contains a true and complete summary, by office location and type of property, of each item of personal property (other than investments reflected in Schedule 3.11) having a value on the books of McGee in excess of $10,000 which is used by McGee or any Subsidiary of McGee in its business and a list of all equipment leases and capital leases under which McGee holds any property with rental payments exceeding $10,000 per year. Except as set forth in Schedule 3.8(b), all such personal property is owned or leased by McGee or a Subsidiary free and clear of any and all liens, charges or encumbrances, except for liens for current taxes not yet due and payable and except for those liens which do not materially detract from the value of the property subject thereto or interfere with the ownership and use of such property. All such personal property is in good operating condition and repair, ordinary wear and tear excepted, and capable of performing the functions for which it is now used.

                  (c) To Seller's Knowledge, Schedule 3.8(c) contains a true and complete description of all copyrights, patents, trademarks, service marks, trade names, franchises, computer programs (other than computer programs subject to "shrink-wrap" licenses), processes and applications, and other intellectual property (in each case, whether or not registered) owned or licensed by, and applications for any of the foregoing made by, McGee and each Subsidiary of McGee ("Intellectual Property"). To Seller's Knowledge, no Intellectual Property is subject to any lien, charge, encumbrance or adverse claim of any kind. To Seller's Knowledge, and except as set forth in Schedule 3.8(c), all rights in such Intellectual Property are valid, subsisting and in full force and effect in accordance with their terms without interference with, or infringement on or by, the rights of any other person (in each case which are material to the business and operations of McGee and its Subsidiaries, taken as a whole). To Seller's Knowledge, neither McGee nor any Subsidiary of McGee is engaged in any infringement or unlawful use of any trademark, service mark, trade name, copyright, program, process or application or other intellectual intangible property right owned or alleged to be owned by others, nor has any written notice of any claim been received from any third party alleging infringement or unlawful use, nor, except as set forth in Schedule 3.8(c), has any Intellectual Property been licensed to any other person.

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

     Section 3.9. No Conflicts.

     (a) Neither the execution nor the delivery by Seller of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms and provisions hereof or thereof by Seller, will: (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Seller or McGee or any of McGee's Subsidiaries; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of, any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Seller, McGee or any Subsidiary of McGee is a party or by which it or any of its assets or properties is otherwise bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or McGee or any of the Subsidiaries of McGee or any of the assets or properties of any of them; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Seller to perform its obligations hereunder. Except as set forth in Schedule 3.9(a) hereto, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Seller or McGee or any Subsidiary of McGee is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements or the offer, sale or delivery of the Common Stock as provided herein.

     (b) Neither the execution nor the delivery by any Subsidiary of Seller of any of the Ancillary Agreements to which such Subsidiary is a party, nor the consummation by any such Subsidiary of the transactions contemplated by any Ancillary Agreement to which it is a party, nor the compliance with or fulfillment by any such Subsidiary of the terms and provisions of any Ancillary Agreement to which it is a party, will: (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of such Subsidiary; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which such Subsidiary is a party or by which it or any of its assets is otherwise bound; or (iii) result in a violation of or the acceleration of any obligation under any agreement, indenture, mortgage, lien, instrument, writ, injunction, decree, statute, rule or regulation applicable to such Subsidiary or any of its assets or properties; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a Material Adverse Effect on the ability of such Subsidiary to perform its obligations under any of the Ancillary Agreements to which it is a party.



                                       9
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     Section 3.10. Taxes. Except as disclosed in Schedule 3.10:

     (a) Since June 30, 1995, each of McGee and its Subsidiaries (and with respect to federal income Taxes, every other entity included in a consolidated federal Tax Return including McGee and its Subsidiaries (collectively, the "Consolidated Group")) has duly and timely filed (either separately or as part of a consolidated group) with the appropriate government agencies, all material federal, state, local and foreign returns, filings and reports with respect to Taxes and any required material information returns or reports of any kind (the "Tax Returns") which were required by applicable law to be filed on or before the Closing Date, and all Tax Returns are true, correct and complete. The term "Taxes," as used in this Agreement, shall mean all federal, state, local and foreign gross receipts, franchise, premium, income and capital taxes, value added taxes, sales, use and consumption taxes, employment, payroll, withholding, ad valorem and property taxes, and all other taxes, assessments, withholdings, duties, levies, fees and other governmental charges or impositions of each and every kind, and interest, penalties and additions to tax with respect thereto payable by or in respect of the business or operations of McGee.

     (b) Neither McGee nor any of its Subsidiaries is delinquent in any material respect in the payment of any Taxes nor has any of them requested any extension of time within which to pay any such Taxes or file any Tax Return with respect thereto except to the extent that such Taxes have since been paid or such Tax Return has since been filed.

     (c) There is no agreement, waiver or consent providing for an extension of time with respect to (i) the filing of any Tax Return, election or designation by McGee or any of its Subsidiaries, (ii) the payment or issuance of any assessment of any Tax by or against McGee or any of its Subsidiaries or (iii) the issuance of any deficiency against McGee or any of its Subsidiaries with respect to Taxes. In addition, (except as disclosed to Buyer pursuant to this Agreement) there is not currently in force any power of attorney granted by McGee or any of its Subsidiaries with respect to any Tax matter.

     (d) There is no (i) claim or deficiency for any Taxes which has been asserted or, to Seller's Knowledge, threatened against McGee or any of its
Subsidiaries or the Consolidated Group, (ii) action, suit, proceeding, investigation, audit or claim now pending or, to Seller's Knowledge, threatened against, or with respect to, McGee or any of its Subsidiaries or the Consolidated Group with regard to any Taxes, or (iii) claim for additional amounts or assessments of such Taxes asserted by any such authority.

                  (e) The federal income Tax Returns of McGee and its Subsidiaries (including any consolidated federal income Tax Return filed by the Consolidated Group) have been examined by the Internal Revenue Service for all periods to and including 1989 and all deficiencies asserted as a result of such examinations have been paid or finally settled and Seller has received no written notice of any issue having been raised by the Internal Revenue Service in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Revenue Canada, Taxation has mailed a notice of an original assessment in respect of the Canadian federal income tax liability of McGee Canada for all fiscal years up to and including the fiscal year ended 1997. Seller has received no written notice of any issue having been raised by any Canadian federal or provincial taxation authority in any examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined.

                  (f) Since June 30, 1995 (i) neither McGee nor any of its Subsidiaries has filed an election, consent or agreement under Section 341(f) of the Code; (ii) no indebtedness of McGee or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code; (iii) since January 1, 1996, there has not been an "ownership change," "owner shift involving a five percent shareholder" or an "equity structure shift" relating to McGee or any of its Subsidiaries within the meaning of
Section 382(g) of the Code and since January 1, 1996, there has not been an acquisition of control of McGee or any of its Subsidiaries within the meaning of the Income Tax Act (Canada); (iv) no property of McGee or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Buyer will be required to treat as being owned by another person pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (v) neither McGee nor any of its Subsidiaries nor Seller nor any of its Subsidiaries, with respect to any person in his or her capacity as an officer or employee of McGee, is a party to any agreement pursuant to which it has committed, by reason of the transactions contemplated in this Agreement or other related agreements executed on the Closing Date, to make any payment to such person which (exclusive of such payments as may be made by or at the direction of Buyer) would constitute a "parachute payment" for purposes of Sections 280G and 4999 of the Code; (vi) neither McGee nor any of its Subsidiaries has made any election pursuant to state or foreign Tax laws that is currently binding on Seller or McGee; (vii) neither McGee nor any of its Subsidiaries is a "gain corporation" within the meaning of Section 384(c)(4) of the Code; (viii) neither Seller nor SICH is a "foreign person" within the meaning of Section 1445 of the Code; (ix) no deferred intercompany transactions within the meaning of Section 1.1502-13 of the Treasury Regulations have occurred between the members of the Consolidated Group and McGee and its Subsidiaries; (x) McGee does not have an excess loss account as defined in
Section 1.1502-19 of the Treasury Regulations with respect to any of its Subsidiaries; (xi) neither McGee nor any of its Subsidiaries is a party to any agreement relating to the sharing of any liability for, or payment of, Taxes with any other person or entity, except for the Tax Sharing Agreement dated July 1, 1995 between Seller and McGee; and (xii) neither McGee nor any of its Subsidiaries has any liability for Taxes of any other person as a transferee, successor or otherwise, by law or contract, except for the Tax Sharing Agreement dated July 1, 1995 between Seller and McGee.

     (g) Since June 30, 1995:

     (i) Each of Seller and its Subsidiary, Orion Capital Companies, Inc., and each of McGee and its Subsidiaries, in the case of any person in his or her capacity as an officer or employee of McGee and its Subsidiaries, has, in all material respects, withheld from each payment made to any of its officers, directors and employees the amount of all Taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required Taxes and contributions) required to be withheld and has timely paid such withholding (together with its required employer's amount, if any) and has timely and properly filed all required Tax Returns with respect thereto.

     (ii) Neither McGee nor McGee Canada has, prior to the date hereof, made or filed any elections or designations for purposes of the Income Tax Act (Canada) or any relevant provincial taxing statute.

     (iii) Neither McGee nor McGee Canada has, prior to the date hereof, acquired property from or disposed of property for proceeds less than the fair market value thereof to, any person, firm or corporation with whom it does not deal at arm's length as the term is construed under the Income Tax Act (Canada).

     (iv) McGee Canada has no outstanding loans to or indebtedness incurred by directors, officers or shareholders of that company or to any person or corporation not dealing at arm's length (as the term is construed under the Income Tax Act (Canada)) with any of the foregoing.

     (v) The taxation year end of McGee Canada for income tax purposes is, and since June 30, 1995 has been, December 31.

     (vi) McGee does not carry on business in Canada through a permanent establishment within the meaning of that term in the Canada-Income Tax Convention.

     (h) All representations and warranties of Seller as to Taxes or matters with respect thereto are provided for in this Section 3.10, and no other section of this Article III shall be construed or interpreted as a representation or warranty of Seller as to Taxes or matters with respect thereto.

     Section 3.11. Investments. Schedule 3.11 lists (and shows the custodial location of) all investments in cash, cash equivalents, bonds, stocks and other securities owned by McGee and each of its Subsidiaries, or held by McGee or any of its Subsidiaries on behalf of the Pool, as at February 28, 1999, all of which comply in all material respects with laws and regulations applicable to the ownership of the same by McGee and its respective Subsidiaries. McGee and each of its Subsidiaries has good and marketable title to all its investments, free and clear of any and all liens, charges, claims, restrictions, pledges, rights of third parties and other encumbrances, except for investments held on behalf of the Pool.

     Section 3.12. Employment Matters. Except as set forth on Schedule 3.12 or as disclosed to Buyer in writing, McGee has no employment or labor contracts relating to any officers, directors or employees of McGee or any of its Subsidiaries and no employee of McGee or any of its Subsidiaries is represented by a labor organization of any type. To Seller's Knowledge, there is not, and has not since January 1, 1996 been, any effort to unionize or organize any employees of McGee or any of its ------------------ Subsidiaries. No claim under any federal, state, provincial or local employment-related law, order, ordinance or regulation, or any unfair labor practice, discrimination, wage-and-hour or employment equity claim to which McGee or any of its Subsidiaries is subject is pending and, to Seller's Knowledge, no threat of such has been asserted in writing against or with respect to McGee or any of its Subsidiaries.

     Section 3.13. Employee Benefit Plans; ERISA.

     (a) Schedule 3.13(a) sets forth a true and complete list of all employee benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of ERISA) maintained by McGee or any of its Subsidiaries for the benefit of current or former employees or directors, or with respect to which McGee or any of its Subsidiaries has a liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (the "Benefit Plans").

     (b) No Benefit Plan is a "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 4064 of ERISA or Section 413(c) of the Code). Neither McGee nor any of its Subsidiaries has a current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer plan or multiple employer plan.

     (c) Seller has delivered or made available to Buyer, true and complete copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Benefit Plans:

     (i) each of the Benefit Plans listed in Schedule 3.13(a), including all amendments thereto, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements;

     (ii) the most recent determination letter, if any, as to qualification under Section 401(a) or 403(a) of the Code, received from the Internal Revenue Service ("IRS") with respect to each of the Benefit Plans;

     (iii) the actuarial valuation, if any, prepared with respect to each of the Benefit Plans for the two most recent plan years and the most recent annual and periodic accountings of Benefit Plan assets, if applicable;

     (iv) the current summary plan description, if any, for each of the Benefit Plans and any material modifications thereto; and

     (v) the two (2) most recent annual returns/reports on IRS Form 5500, 5500-C/R, 5500-C or 5500-R filed for each of the Benefit Plans.

                  (d) Except as set forth in Schedule 3.13(d), with respect to each Benefit Plan which is a welfare plan described in Section 3(1) of ERISA:
(i) no such plan provides medical or death benefits with respect to current or former employees or directors of McGee beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-608 of ERISA and 498OB(f) of the Code; (iii) no such plan has undisclosed reserves, assets, surpluses or prepaid premiums; and (iv) there is no material claim pending or, to Seller's Knowledge, threatened involving the Benefit Plan.

                  (e) Except as disclosed in Schedule 3.13(e), none of the Benefit Plans has participated in, engaged in or been a party to any prohibited transaction as defined in ERISA or the Code, and, except for routine claims for covered benefits, there are no material claims pending or overtly threatened, involving any Benefit Plan listed in Schedule 3.13(a). Except as disclosed in the Special Note to Schedule 3.13(a), there have been no material violations of any reporting or disclosure requirements with respect to any Benefit Plan.

     (f) To Seller's Knowledge, neither McGee, nor any of its Subsidiaries, nor any fiduciary or disqualified person with respect to any Benefit Plan has any liability for any excise tax imposed by Sections 4971 through 4980B of the Code.

     Section 3.14. Contracts.

     (a) Schedule 3.14(a) contains a list of each contract, agreement and undertaking, written or oral, (other than those listed in Schedule 3.8 or Schedule 3.14(b)) to which McGee or any Subsidiary of McGee is a party or by which it or its property is bound and which involves indebtedness, or a commitment, of $50,000 or more or has a remaining term of more than one year and which cannot be terminated on not more than ninety (90) days notice.

     (b) Except as disclosed to the Buyer in writing, Schedule 3.14(b) contains a list of each contract, agreement and undertaking, written or oral, to which McGee or any Subsidiary of McGee is a party or by which it or its property is bound and which relates to McGee's operation of the Pool (but excluding contracts of insurance and reinsurance (other than contracts of reinsurance among participants of the Pool) by or on behalf of the Pool.

     (c)  To  Seller's   Knowledge,   all  of  the  contracts,   agreements  and
undertakings listed in Schedules 3.14(a) and (b) are free of any default or breach or any alleged default or breach by McGee, any Subsidiary of McGee or any other party thereto and no event, act or omission has occurred which, with the giving of notice or the passage of time or both, would constitute a breach or default by McGee or any Subsidiary of McGee or any other party thereto of any such contract, lease, agreement or undertaking, other than, in each of the foregoing cases, a breach which is not likely to have a Material Adverse Effect. To Seller's Knowledge, and except as listed and described in Schedules 3.14(a) and (b), neither McGee nor any Subsidiary of McGee is a party to or is bound by any contract with, or is indebted to, any parent, affiliate, officer or director of (or to any person related to or owned or controlled by any parent, affiliate, officer or director of) McGee or any Subsidiary of McGee in any amount whatsoever other than in respect of salaries (and other compensation and benefits disclosed in Schedules 3.12 and 3.13) of officers and directors of McGee and the Subsidiaries of McGee. Except as listed and described in Schedules 3.14(a) and (b), none of such parents, affiliates, officers or directors is indebted to McGee or any Subsidiary of McGee.

     Section 3.15. Capital Expenditures. Except as disclosed in Schedule 3.15 and Schedule 3.14(a), neither McGee nor any Subsidiary of McGee has an outstanding commitment to any person for capital expenditures (including but not limited to expenditures for data processing hardware, software and systems) in excess of $50,000 other than for ordinary repairs and maintenance.

     Section 3.16. Banks. Schedule 3.16 contains a true and complete list of all banks or other financial institutions in which either McGee or any Subsidiary of McGee has an account, line of credit or safe deposit box, showing a description of each such account and line of credit. -----

     Section 3.17. Agents and Brokers. Schedule 3.17 contains a list of the names and addresses of each agent or broker who has authority to bind either SICH or the Connecticut Indemnity Company in its capacity as an issuer of policies of insurance or reinsurance for the Pool, in each case with a description of the type of agency or binding authority granted, and the geographical or other limits of each such authority or agency.

     Section 3.18. Insurance. Schedule 3.18 contains a true and complete list of all policies of insurance issued to McGee or to any Subsidiary of McGee and naming any of them as insureds or covering any of their businesses, assets or liabilities, showing policy limits, type of coverage, annual premium, premium payment dates, expiration dates, cash surrender value, and the amount of loans, if any, secured. No policy listed has been canceled and each policy listed will continue in effect after the Closing Date on the terms indicated in Schedule
3.18 unless canceled by the insured after the Closing Date.

     Section  3.19.  Absence of  Material  Changes and  Adverse  Factors.  Since
December 31, 1998, and except for the transactions provided for herein or as otherwise disclosed to Buyer in writing, there has not been, in respect of McGee or any Subsidiary of McGee:

     (a) any loss or destruction of, or damage (whether or not covered by insurance) to, any of its assets or properties which affects or impairs its ability to conduct its business as now conducted or proposed to be conducted such that a Material Adverse Effect is reasonably likely to result therefrom;

     (b) any other event or condition of any character which has had or is reasonably likely to have a Material Adverse Effect;

     (c) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of McGee or any Subsidiary of McGee or any direct or indirect redemption, purchase or other acquisition by McGee or any Subsidiary of McGee of any such stock;

     (d) any indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred or other transaction (except as reflected in this Agreement) incurred by it other than in the ordinary course of business;

     (e) any increase in the salary or benefits of any employee except in the ordinary course of business;

     (f) any sale of any material asset or any acquisition of any material property, securities, or other asset except, in each case, in the ordinary course of business;

     (g) any material adverse change in the operations or results of operations of McGee or in its or its Subsidiary's relationships with and goodwill of its Pool Participants, customers, suppliers, agents, general agents, other insurers and reinsurers and other persons having business dealings with such company;

     (h) any failure to maintain in force all existing casualty and liability insurance and reinsurance policies and fidelity bonds or policies or bonds providing substantially the same coverage; or

     (i) any material adverse change in the operations or operating results of the Pool, the participation levels of the respective Pool Participants or, to the Knowledge of Seller, the financial and actuarial information provided to Buyer as reflected in Section 3.21.

     Section 3.20. Environmental Matters. To Seller's Knowledge, McGee and each of McGee's Subsidiaries is in compliance with all applicable environmental laws governing its business failure to comply with which is reasonably likely to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the business of McGee and each of McGee's Subsidiaries under any environmental law have, to Seller's Knowledge, been secured and McGee and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure, or to comply with which, is not reasonably likely to have a Material Adverse Effect. There are no environmental claims or proceedings to which McGee is a party pending or, to Seller's Knowledge, threatened, which (a) question the validity or term of, or entitlement of McGee or any of McGee's Subsidiaries to, any permit, license, order or registration required for the operation of any facility which McGee or any of McGee's Subsidiaries currently operates and (b) wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, there are no facts, circumstances, conditions or occurrences on any real property owned or leased by McGee or any of McGee's Subsidiaries, that could reasonably be expected (i) to form the basis of an environmental claim against McGee or any of its
Subsidiaries  or any  real  property  owned  or  leased  by  McGee or any of its
Subsidiaries or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any environmental law, except in each such case, such environmental claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. To Seller's Knowledge, hazardous toxic materials have not at any time been (i) generated, used, treated or stored on, or transported by McGee or any of McGee's Subsidiaries to or from, any real property owned or leased by McGee or any of McGee's Subsidiaries except in compliance with applicable environmental laws or (ii) released by McGee or any of McGee's Subsidiaries on any such real property, in each case where such occurrence or event is reasonably likely to have a Material Adverse Effect. None of McGee or any Subsidiary of McGee is party to any agreement regarding remediation or cleanup relating to any environmental claim or environmental law.

     Section 3.21. Calculation of Liability with respect to Pool Participation.

     (a) The financial statements of the Pool at December 31, 1996 and 1997 and the years then ended, prepared by Deloitte & Touche LLP, and copies of which have been delivered to Buyer, fairly present the financial condition of the Pool at such dates and the results of the Pool's operations for the years then ended in accordance with New York statutory accounting principles consistently applied.

     (b) The unaudited December 31, 1998 operating statement and balance sheet of the Pool and the unaudited December 31, 1998 balance sheet of the SICH participation in the Pool, copies of which have been delivered to Buyer, were prepared in accordance with generally accepted accounting principles (except that such balance sheets lack footnote disclosures) and in accordance with the relevant terms of the respective Pool Agreements.

     (c) Without derogation from the representations and warranties of Seller in Sections 3.21(a) and 3.21(b) as to preparation in accordance with statutory accounting principles and generally accepted accounting principles of the financial statements referred to therein, Seller notes that such principles do not necessarily result in adequacy of reserves and Seller makes no representation or warranty that the reserves of the Pool set forth on the foregoing balance sheets described in Section 3.21(a) and 3.21(b) above are adequate or sufficient.

     Section 3.22. Finders and Brokers. Neither Seller nor any Subsidiary nor any officer or director of Seller nor any of its Subsidiaries has engaged or authorized any broker, finder, investment banker or other third party, other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), to act on behalf of Seller, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting. Seller has no Knowledge of any claim by any person against Seller or any of its Subsidiaries or Buyer for compensation for so acting or of any basis for such a claim and Seller shall hold Buyer totally harmless against any costs or expenses to Buyer arising out of any such claim on Seller's behalf.

     Section 3.23. Disclosure. No representation or warranty of Seller contained herein or in any Schedule hereto contains or will on the Closing Date contain any untrue statement of a material fact or omits or will on the Closing Date omit to state any material fact necessary to make the statements herein or therein not false or misleading.

     Section 3.24. Relationship between Seller and McGee.

     (a) Except as set forth on Schedule 3.24, McGee does not currently make use of any property or services of Seller in the conduct of its business.

     (b) Except as set forth on Schedule 3.24, since December 31, 1998, there has not been any transfer of funds or other property between McGee or any of its Subsidiaries and Seller.

     Section 3.25. Agreements regarding Pool. Schedule 3.25 contains a list of each material agreement and undertaking, written or oral, to which McGee is a party relating to the Pool.

     Section 3.26. Participation of SICH in Pool. As of January 1, 1999, SICH's net percentage participation in the Pool was 75 percent in the United States Pool and 85.5 percent in the Canadian Pool. -----------------------------

     Section 3.27. No Undisclosed Liabilities. To Seller's Knowledge, there are no debts, liabilities or obligations or claimed debts, liabilities or obligations of McGee, contingent or absolute, other than liabilities reflected in the balance sheet as of December 31, 1998 delivered in accordance with
Section 3.6, that are reasonably likely to be asserted and, if asserted, would be reasonably likely to result in a material liability of McGee.
                                       IV.

                         REPRESENTATIONS, WARRANTIES AND
                               AGREEMENTS OF BUYER

     Buyer represents, warrants and agrees as follows:

     Section 4.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted.

     Section 4.2. Certificate of Incorporation and By-Laws. The copies of the Certificate of Incorporation and By-Laws of Buyer which have heretofore been delivered to Seller are true, accurate and complete and reflect all amendments or changes in effect as of the date hereof.


     Section 4.3. Authorization.

     (a) This Agreement has been duly authorized by all necessary corporate action of Buyer. This Agreement will, when duly executed and delivered, be a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

     (b) Each of the Ancillary Agreements to which Buyer is a party has been or, prior to the Closing will be, duly authorized by all necessary corporate action of Buyer. Each of the Ancillary Agreements to which Buyer is a party will, when duly executed and delivered, be a valid and binding agreement of Buyer enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the equitable discretion of the court before which any proceeding therefor may be brought.

     Section 4.4. No Conflicts.

     (a) Neither the execution nor the delivery by Buyer of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms and provisions hereof or thereof by Buyer, will: (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or any of Buyer's Subsidiaries; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which Buyer or any Subsidiary of Buyer is a party or by which it or any of its assets or properties is otherwise bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of the Subsidiaries of Buyer or any of the assets or properties of any of them; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Buyer to perform its obligations hereunder. Except as set forth in Schedule 4.4 hereto, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Buyer or any Subsidiary of Buyer is required in connection with the execution, delivery and performance of this Agreement or the offer, sale or delivery of the Common Stock as provided herein.

                  (b) Neither the execution nor the delivery by any Subsidiary of Buyer of any of the Ancillary Agreements to which such Subsidiary is a party, nor the consummation by any such Subsidiary of the transactions contemplated by any Ancillary Agreement to which it is a party, nor the compliance with or fulfillment by any such Subsidiary of the terms and provisions of any Ancillary Agreement to which it is a party, will: (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of such Subsidiary; or (ii) conflict with or result in a breach or violation of, or default or loss of a material benefit under, or permit the acceleration of any provision of any lease or other or restriction of any kind to which such Subsidiary is a party or by which it or any of its assets is otherwise bound; or (iii) violate any order, acceleration of any obligation under any agreement, indenture, mortgage, lien, instrument, writ, injunction, decree, statute, rule or regulation applicable to such Subsidiary or any of its assets or properties; which conflict, breach, violation, default, loss or other result, in the case of each of clauses (ii) and (iii), is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of such Subsidiary to perform its obligations under any of the Ancillary Agreements to which it is a party.

                  Section 4.5. Finders and Brokers. All negotiations on behalf of Buyer relative to this Agreement and the transactions contemplated hereby have been carried on directly by Buyer without the intervention of any broker, finder, investment banker or other third party representing Buyer. Neither Buyer nor any Subsidiary nor any officer or director of Buyer or any of its Subsidiaries, has engaged or authorized any broker, finder, investment banker or other third party to act on Buyer's behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting. Buyer knows of no claim by any person against Buyer or any of its Subsidiaries for compensation for so acting or of any basis for such a claim and Buyer shall hold Seller totally harmless against any costs or expenses to Seller arising out of any such claim.

     Section 4.6. Investor Status. Buyer is an "Accredited Investor" within the meaning of SEC Rule 501(a). Buyer is purchasing the Common Stock for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933.
                                       V.

                          COVENANTS OF BUYER AND SELLER

                  Section 5.1. Access to Properties, Books and Records. Prior to the Closing Date, Seller shall afford or cause McGee to afford to the officers, attorneys, accountants and other authorized representatives of Buyer, reasonable access to McGee and to each Subsidiary of McGee and to the officers, properties, books and records (electronic and other) of all of the foregoing during regular business hours and upon prior notice to Seller in order to afford Buyer the opportunity to make such investigations of the affairs of McGee and its Subsidiaries as they may reasonably deem necessary. Seller shall also furnish, or cause McGee and its Subsidiaries to furnish, to Buyer such information relating to their respective businesses and affairs as Buyer shall from time to time reasonably request. All information made available to Buyer and its representatives pursuant to this Section 5.1 shall be subject to the terms of the confidentiality letter agreement dated December 28, 1998 between Seller and Buyer (which is incorporated herein by reference thereto).

                  Section 5.2.  Conduct of Business.

     (a) Except as otherwise permitted by this Agreement, or with the prior written consent of Buyer, after the date hereof and prior to the Closing Date Seller shall not cause, suffer or permit McGee or any of its Subsidiaries, either on its own behalf or on behalf of or for the account of the Pool to:

     (i) create, issue or sell any of its own stocks, bonds, or other of its corporate securities, or grant or otherwise issue any options, warrants or other purchase rights with respect thereto, or enter into any contract or commitment to do any of the foregoing;

     (ii) create, incur, assume, guarantee or otherwise become liable with respect to any obligation or liability to any person, fixed or contingent, in excess of $50,000;

     (iii) declare or make any payment or distribution with respect to its capital stock to its stockholders or purchase or redeem any shares of the capital stock of McGee;

     (iv) sell or transfer any properties or assets (including cash held in bank accounts or otherwise) or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of business;

     (v) mortgage, pledge or subject to lien, or any other encumbrance, any assets, tangible or intangible except for liens (A) with respect to deposits with State insurance departments and (B) letters of credit, trust funds and funds withheld arrangements, in each case relating to credit for reinsurance; provided that such liens shall have been in the ordinary course of business;

     (vi) sell, assign, transfer or otherwise dispose of any tangible assets or cancel any debt or claim, except in each case in the ordinary course of business;

     (vii) sell, assign or transfer any intangible right or asset;

     (viii) amend, terminate or waive any right of any substantial value, other than in connection with the settlement of claims, including reinsurance claims, or otherwise in the ordinary course of business;

     (ix) make any material change in the methods of valuation or accounting or of determining reserves for McGee or any Subsidiary of McGee or for the Pool from the methods applied during and for the period ended December 31, 1998;

     (x) make any substantial change in the standard form of contract currently in force between McGee or any of its Subsidiaries and brokers and agents representing McGee or any of its Subsidiaries or in the compensation arrangements in connection therewith or enter into any contract with any agent or broker other than in substantially the form now used;

     (xi) except as disclosed at the time to the Buyer, and with Buyer's consent in writing, amend the Pool Agreements;

     (xii) change risk retention levels net of reinsurance in connection with the Pool business;

     (xiii) except as disclosed at the time to the Buyer, and with Buyer's consent in writing, revise current percentage participations in the Pool;

     (xiv) grant any salary increase to any officer or any general salary increase to its employees other than, in each case, normal merit increases, or enter into any new, or amend or alter in any material respect any existing, employment or consulting agreement or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or similar arrangement adopted by it with respect to its own employees or its agents, general agents or underwriting managers;

     (xv) amend its Certificate of Incorporation or By-Laws or merge or consolidate with any other corporation;

     (xvi) acquire or increase its beneficial ownership of stock or assets of any other person, firm, association, corporation or other business organization, except for investments made in the ordinary course and consistent with prior investment practice;

     (xvii) except in the ordinary course of business or as required by this Agreement, enter into or assume any contract, agreement, obligation, lease, license or commitment having a term in excess of one year or involving an aggregate monetary commitment or exposure in excess of $50,000;

     (xviii) arrange for or solicit the issuance or renewal of insurance of any risk other than those insurance risks which are undertaken in the ordinary course of business;

     (xix) knowingly do or omit to do any act which could reasonably be expected to cause a breach of any contract, commitment or obligation, which breach is reasonably likely to have a Material Adverse Effect;

     (xx) make any capital expenditure, capital addition or capital improvement, or any commitment for any of the foregoing, in excess of $50,000, except for commitments in effect on the date hereof as reflected on Schedule 3.15;

     (xxi) amend any Tax Return, settle any tax audit or tax controversy, make any tax election or change any tax accounting method; or

     (xxii) make intercompany advances and settlement thereof other than in the ordinary course of business and consistent with past business practice except that reimbursement from McGee to the Seller and/or affiliates of the Seller will be limited as it relates to:

     a) 1998 bonuses paid in 1999, to the amount accrued in McGee's December 31, 1998 balance sheet;

     b) 1998 pension contribution paid in 1999, to the amount accrued in McGee's December 31, 1998 balance sheet;

     c) amounts paid pursuant to transaction related incentive programs of Seller described in writing to Buyer, to zero;

     d) amounts representing the administrative expense of participation by McGee employees in the Orion Capital Corporation Stock Purchase Plan, by excluding the amount of discounts from fair market value of shares purchased under the program;

     e) overhead expenses of Seller, capital charges and other similar charges of Seller, to zero.

         Advances and settlements made as described in this subparagraph (xxii) shall be reported periodically by Seller to Buyer before and on the Closing Date and Buyer shall have the right to question the ordinary course nature of any transaction and its consistency with prior practice and this Section 5.2(a)(xxii).

     (b) Except as otherwise permitted by this Agreement or with the prior written consent of Buyer, prior to the Closing Date, Seller shall cause McGee and each of its Subsidiaries to use commercially reasonable best efforts to:

     (i) maintain at all times its status as a corporation, duly organized, validly existing, in good standing and duly qualified and licensed to conduct its business as now being conducted in compliance with applicable law in the jurisdiction of its incorporation and each of the other jurisdictions in which it is so conducting its business;

     (ii) at all times do or cause to be done, and cause each of its officers and employees to do, all things necessary to maintain, preserve and renew the corporate existence of McGee and the corporate existence of the Subsidiaries of McGee and all material federal, provincial, state and local and other licenses, permits, franchises and other governmental authorizations necessary to own and operate their respective properties and carry on their respective businesses, and comply in all material respects with all federal, provincial, state and local laws applicable to McGee or any of its Subsidiaries or the Pool;

     (iii) operate its business substantially as presently operated and only in the ordinary course and (A) preserve substantially intact the present business organization, (B) collect all premiums, balances due from reinsurers and Pool Participants and accounts receivable and (C) preserve its relationships with and the goodwill of its Pool Participants, customers, suppliers, agents, general agents, other insurers and reinsurers and other persons having business dealings with it, except where the failure to do so is not reasonably likely to have a Material Adverse Effect;

     (iv) with respect to the properties of McGee and each of its Subsidiaries, maintain in force all existing casualty and liability insurance and reinsurance policies and fidelity bonds or policies or bonds providing substantially the same coverage;

     (v)  maintain  proper  business  and  accounting   records  for  itself  in
accordance with generally accepted accounting principles and for the Pool in accordance with accounting practices required or permitted by applicable federal, provincial, state and local regulation;

     (vi) advise Buyer in writing of any event, occurrence or circumstance of which it is aware which is reasonably likely to have a Material Adverse Effect;

     (vii) comply in all material respects with all laws applicable to it and to the conduct of its business;

     (viii) maintain all of the properties which are material to its business operations or financial condition in good operating condition and repair, ordinary wear and tear excepted, and take all steps reasonably necessary to maintain its intangible assets.

     Section 5.3. Regulatory and Other Filings and Approvals. Each of Buyer and Seller shall duly make (and Seller shall cause its Subsidiaries, including McGee and its Subsidiaries, to make) all regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated hereby as reflected on Schedule 5.3 to the Agreement. Each of Buyer and Seller shall use its commercially reasonable best efforts at all times prior to January 1, 2001 to obtain (and cause ------------------------------------------ its Subsidiaries
to obtain) all regulatory approvals necessary to carry out the transactions contemplated by this Agreement, including, without limitation, the obtaining by Buyer and Buyer's Subsidiaries of any necessary approvals by insurance commissioners or superintendents of insurance of policy forms to be used following the Closing.

     Section 5.4. Premerger Notification and Clearance. Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), the Investment Canada Act and the Competition Act of Canada, each of Buyer and Seller will file, or cause to be filed, any application, notification or report form which is required to be filed with the Premerger Notification Office of the U.S. Federal Trade Commission or with the Antitrust Division of the U.S. Department of Justice or with Industry Canada or the Competition Bureau (Canada), if applicable (collectively referred to herein as the "Premerger Notification Agencies") in respect of the transactions contemplated hereby, each of which filings shall comply as to form with all requirements applicable thereto and all of the data and information reported in which shall be true, correct and complete in all material respects. Each of Buyer and Seller will promptly comply with all requests, if any, of any of the Premerger Notification Agencies for additional information or documentation in connection with each notification, report and application filed by or on behalf of either Buyer or Seller with any of the Premerger Notification Agencies, unless in the opinion of both McCutchen, Doyle, Brown & Enersen, LLP and Cummings & Lockwood (or of Canadian Counsel for the Buyer and Seller, respectively in the case of filings made under the Investment Canada Act or the Competition Act, if applicable) such compliance is not necessary in order to obtain clearance from the relevant Premerger Notification Agencies. Such additional information and documentation will comply with all requirements applicable thereto and will be true, correct and complete in all material respects.

     Section 5.5. Further Assurances.

     (a) Each of Buyer and Seller agrees to use commercially reasonable best efforts to take such reasonable action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. In case at any time after the Closing Date any further action by Seller is necessary to vest Buyer with Seller's full title to the Common Stock, Seller shall take all such action.

     (b) In furtherance of and in addition to other obligations of Seller pursuant to this Agreement and the transactions entered into pursuant hereto, from and after the Closing Date, Seller shall not (i) use or purport to license or allow any other person to license any mark, trade name or trade dress of McGee or any Subsidiary of McGee so long as McGee, any of its Subsidiaries, or any successor thereto has valid rights therein or (ii) from and after the date hereof and until June 30, 2000, in any way damage or disparage, and shall undertake and ensure that no Subsidiary of Seller so damages or disparages, the name, business or reputation of McGee or any of McGee's Subsidiaries, or of the Pool or any mark, trade name or trade dress of McGee or any Subsidiary of McGee or of the Pool.

     (c) Buyer agrees, following the Closing, to not use, advertise or promote, or license any use, advertisement or promotion, and shall cause its Subsidiaries not to use, advertise or promote, or license any use, advertisement or promotion, of the "Seahorse Service Mark In the Orion Ring" of U.S. Trademark Registration No. 2,180,334 identified on Schedule 3.8(c) (hereinafter the "Seahorse/Orion Ring" mark), and agrees to cause McGee to surrender for cancellation, with prejudice, and to abandon all use of, the Seahorse/Orion Ring mark and any registrations thereof in a form acceptable to counsel for the Seller within ninety (90) days of the Closing Date. Buyer agrees, following the Closing, that Seller shall retain ownership of its entire right, title and interest in and to the "Orion Ring" component of the Seahorse/Orion Ring mark, and that Buyer shall not use, advertise or promote the "Orion Ring" component, or any mark confusingly or deceptively similar to the "Orion Ring" component for so long as Seller continues to use, or does not abandon use of the "Orion Ring" as a mark or component of a mark. Seller agrees, following the Closing, that McGee shall receive Seller's entire right, title and interest in and to the "Seahorse" and "Wm. H. McGee" components of the Seahorse/Orion Ring mark together with all goodwill of McGee's business symbolized by those components, and that Seller shall not use, advertise or promote these components together or separately, or any mark confusingly or deceptively similar to these components, for so long as Buyer continues to use, or does not abandon use of either component as a mark or component of a mark. Seller agrees, for a period of twenty-four (24) months following the Closing, so long as McGee or any Subsidiary of McGee or any successor to either has valid rights therein, that neither Seller nor any Subsidiary of Seller will use any customer list that is the property of McGee or was received from McGee.

     Section 5.6. Tax Matters. Each of Buyer and Seller covenants that:

     (a) (i) Seller shall have the right and obligation timely to prepare and file, or cause timely to be prepared and filed, when due (giving effect to any extension of time), all Tax Returns with respect to McGee or its Subsidiaries for any Tax periods ending on or before the Closing Date.

     (ii) Buyer shall have the right and obligation timely to prepare and file, or cause timely to be prepared and filed, when due (giving effect to any extension of time), all Tax Returns with respect to McGee or its Subsidiaries for any Tax periods ending after the Closing Date and any Tax period that begins before the Closing Date and ends after the Closing Date (a "Straddle Period")).

     (iii) Any Tax Return which includes McGee or its Subsidiaries for any tax period ending on or before December 31, 1998 (a "Pre-Year End Period"), and any Tax Return which includes McGee or its Subsidiaries for any tax period beginning on or after January 1, 1999 (a "Post-Year End Period") to the extent the items reported on such Tax Return might increase any Tax liability of Seller for any Pre-Year End Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question as determined by Seller in Seller's discretion, and to the extent any items are not covered by past practices, in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this subsection 5.6(a) with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

     (iv) In the case of any Tax Return for any Straddle Period, Buyer shall provide Seller with copies of the completed Tax Return for such Tax period, together with such related work papers and other documents as Seller shall reasonably request, no later than sixty (60) days before the due date (including any extensions) for the filing of such Tax Return and materials. Seller and its authorized representatives shall have the right to review such Tax Return. Seller and Buyer agree to consult each other and resolve in good faith any issues arising under the terms of this subsection 5.6(a)(iv) as a result of the review of any such Tax Returns and/or materials for any Straddle Period. If the parties are unable to resolve any dispute within thirty (30) days after such Tax Returns are provided to Seller, the parties shall resort to the method of dispute resolution provided in Section 13.11 hereof. If such disputes have not been resolved prior to the due date for filing of such Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be timely filed in accordance with the positions taken by Seller. If a determination is made through the dispute resolution process after a Tax Return is filed that Seller's position was inappropriate, Buyer shall promptly file an amended Tax Return (to the extent permitted by applicable law) reflecting the final decision of the Arbitrator and Seller shall pay to Buyer any appropriate additional Tax amounts resulting from such amended return provided that such payment shall be made only to the extent the provision for Taxes as of December 31, 1998 shall have been exceeded.

     (v) In the case of the Tax period of McGee or its Subsidiaries which began on January 1, 1999 and shall end on the Closing Date, Seller shall provide Buyer with copies of the completed Tax Return for such Tax period, together with such related work papers and other documents as Buyer shall reasonably request, no later than sixty (60) days before the due date (including any extensions) for the filing of such Tax Return and materials. Buyer and its authorized representatives shall have the right to review such Tax Return. Seller and Buyer agree to consult each other and resolve in good faith any issues arising under the terms of this subsection 5.6(a)(v) as a result of the review of any such Tax Returns and/or materials for any such Tax period. If the parties are unable to resolve any dispute within thirty (30) days after such Tax Returns are provided to Buyer, the parties shall resort to the method of dispute resolution provided in Section 13.11 hereof. If such disputes have not been resolved prior to the due date for filing of such Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be timely filed in accordance with the positions taken by Seller. If a determination is made through the dispute resolution process after a Tax Return is filed that Seller's position was inappropriate, Seller shall promptly file an amended Tax Return (to the extent permitted by applicable law) reflecting the final decision of the Arbitrator and Buyer shall pay to Seller, within thirty (30) days after payment of such Tax amounts and filing of such amended Tax Return, any appropriate additional Tax amounts, or Seller shall pay to Buyer, within thirty (30) days following the receipt of such Tax refund amounts, any appropriate Tax refund amounts, resulting from such amended return.

     (b) (i) Seller shall be liable for, and shall indemnify and hold Buyer harmless from and against, any and all Taxes imposed on or with respect to McGee or its Subsidiaries for Pre-Year End Periods; provided that Buyer shall be liable for and shall hold Seller harmless from and against any and all such Taxes which result from an amendment, restatement, or recalculation of any Tax Return with respect to such Taxes occasioned by any action taken by Buyer after December 31, 1998 or by McGee after the Closing Date.

     (ii) Buyer shall be liable for, and shall indemnify and hold Seller harmless from and against, any and all Taxes imposed on or with respect to McGee or its Subsidiaries for Post-Year End Periods.

     (iii) In the case of a Straddle Period, Seller shall be solely responsible for all Taxes attributable to any Pre-Year End Period, and Buyer shall be solely responsible for all Taxes attributable to Post-Year End Periods. Tax items shall be apportioned between Pre-Year End Periods and Post-Year End Periods based on a closing of the books and records of McGee or its Subsidiaries as of December 31, 1998 (provided that (A) any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement shall be treated as occurring in a Pre-Year End Period and (B) exemptions, allowances, deductions or credits that are calculated on an annual basis shall be apportioned on a daily pro rata basis). Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Year End Periods and Pos Year End Periods in accordance with U.S. Treasury Regulations Section 1.1502-76(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence. Seller and Buyer will not exercise any option or election (including any election ratably to allocate a Tax year's items under Treasury Regulations Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with this subsection 5.6(b).

     (iv) Notwithstanding paragraphs (i), (ii) and (iii) of this subsection 5.6(b) and paragraph (iv) of subsection 5.6(a) hereof, Seller shall have no obligation to pay, or indemnify Buyer in respect of any unpaid Taxes due to be paid by Seller unless, and then only to the extent that, the amount of such unpaid Taxes exceeds the provision for Taxes on the financial statements of McGee and its Subsidiaries as of December 31, 1998 (with the exclusion of any deferred Taxes). Seller shall determine, from time to time when reasonably necessary, whether such provision for Taxes has been exceeded. Buyer shall cooperate with Seller with regard to such determination, including as provided in Section 5.6(h) below. Seller and Buyer agree to consult each other and resolve in good faith any issues arising under the terms of this subsection 5.6(b)(iv). If the parties are unable to resolve any dispute within twenty (20) days after such determination by Seller, the parties shall resort to the method of dispute resolution provided in Section 13.11 hereof.

     (c) (i) If Buyer receives a Tax refund with respect to Taxes arising in a Pre-Year End Period, Buyer shall pay, within thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund to Seller. If Seller receives a Tax refund with respect to Taxes arising in any Post-Year End Period, within thirty (30) days following the receipt of such Tax refund, Seller will pay the amount of such Tax refund to Buyer. Additionally, if Seller pays any Taxes imposed on or with respect to McGee or its Subsidiaries for the Tax period which began on January 1, 1999 and shall end on the Closing Date, Buyer shall pay, within thirty (30) days following the filing of any Tax Return giving rise to such Tax and the payment thereof, the amount of such Tax to Seller. If Seller receives any Tax benefit with respect to McGee or its Subsidiaries for the Tax period which began on January 1, 1999 and shall end on the Closing Date, Seller shall pay, within thirty (30) days following the filing of any Tax Return giving rise to such Tax benefit, the amount of such Tax benefit to Buyer.

     (ii) Buyer agrees that, to the extent permitted by applicable law, it shall not carry back, and shall not cause or permit McGee or its Subsidiaries or any other affiliate of Buyer to carry back, any net operating loss, loss from operations or other Tax attributed to any Tax year or period of McGee or its Subsidiaries or any affiliate thereof (including, but not limited to, any member of any affiliated, combined or unitary group of which McGee is or was a member) ending on or before the Closing Date, or to any Tax period beginning before and ending after the Closing Date to the extent of the portion of such period ending on the Closing Date. Buyer agrees that Seller shall not have any obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Buyer of the foregoing undertaking.

     (iii) Any amended Tax Return or claim for Tax refund for any period ending on or before the Closing Date other than a Straddle Period shall be filed, or caused to be filed, only by Seller. Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Buyer for any Tax period.

     (iv) An amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either Buyer or Seller so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Buyer (if the request is made by Seller) or of Seller (if the request is made by Buyer).

     (v) Any amended Tax Return or claim for Tax refund for any period beginning after the Closing Date other than a Straddle Period shall be filed, or caused to be filed, only by Buyer, who shall not be obligated to make (or cause to be made) such filing. Buyer shall not, without the prior written consent of Seller (which consent may be withheld by Seller in Seller's sole and absolute discretion) file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Year End Period to the extent that such filing, if accepted, might change the Tax liability of Seller for any Tax periods ending on or before the Closing Date as determined by Seller.

     (d) Buyer shall be liable for and shall pay, and shall hold Seller and its Subsidiaries harmless against, any Taxes attributable to any election under
Section 338 of the Internal Revenue Code of 1986, as amended, (the "Code") or any comparable or resulting election under state, local or foreign law (a "Section 338 Election"), with respect to the transactions contemplated hereunder. Notwithstanding the prior sentence, Buyer shall not make any Section 338 Election without the prior written consent of Seller which consent Seller may withhold in its sole and absolute discretion.

     (e) Buyer shall be liable for and shall pay, and shall hold Seller and its Subsidiaries harmless against any transfer, recordation, stamp, or similar Taxes of any kind required in the applicable jurisdiction in connection with the effectuation of the transactions contemplated hereunder and imposed upon Seller and its Subsidiaries.

     (f) Seller and Buyer agree that for all federal income tax purposes the Tax period of McGee or its Subsidiaries which began on January 1, 1999 shall be terminated as of the close of business on the Closing Date in accordance with Treasury Regulations Section 1.1502-76(b)(1) and subsection 256(9) of the Income Tax Act (Canada).

     (g) Seller and Buyer shall provide to each other notice within ten (10) days of receipt of any audit or similar investigation or proceeding in which the IRS or any other governmental entity makes or proposes to make a Tax adjustment to any Tax period which includes any period up to the Closing Date. Seller shall control any such proceeding as to Tax periods ending on or prior to the Closing Date, and Buyer shall control any such proceeding as to Tax periods beginning after the Closing Date, provided that, with respect to any such audit, the other party or its representative shall have the right, at its expense, to participate in any such audit or similar investigation. The parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect the other party's Tax liability without the prior written consent of the other party, which consent shall not be unreasonably withheld. The parties agree to cooperate with each other for the purposes of any audit or similar investigation, which cooperation shall include, but not be limited to (i) providing all relevant information that is available to Buyer, Seller and/or McGee, as the case may be, with respect to such audit or investigation, (ii) making personnel available at reasonable times, and (iii) preparation and responses to requests for information, provided that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of business by Buyer, Seller or McGee, as the case may be.

     (h) Seller on the one hand, and Buyer and McGee, on the other, shall cooperate (and cause their affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to McGee or its Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability for, and amount of, any Taxes due or the right to, and amount of, any refund of Taxes,

(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to McGee or its Subsidiaries available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until at least one year after the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

     (i) The Tax Sharing Agreement dated July 1, 1995 by and between Seller and McGee shall be terminated effective as of the close of business on December 31, 1998. Any resulting unsettled accruals or adjustments in respect of the Taxes of McGee or its subsidiaries shall be settled as of the Closing Date.

     (j) Seller and Buyer agree that any payment made under this Section 5.6 shall be treated by the parties for all purposes (to the extent permitted under applicable tax law), as an adjustment to the consideration being provided for the Common Stock hereunder.

                  (k) Notwithstanding any other provision in this Agreement to the contrary (including without limitation Article 13), the obligations of Seller and Buyer under this Section 5.6 relating to any Taxes or matters with respect thereto shall survive until the lapse of the statute of limitations for the assessment of such Tax or sixty (60) days after the final administrative or judicial determination of such Tax and, for a Tax for which McGee or its Subsidiaries are not primarily liable, the later to occur of (i) the lapse of the statute of limitations for the collection of such Tax or (ii) sixty (60) days after the final administrative or judicial determination that such Tax is collectable against Seller or its Subsidiaries; provided, however, that any claim in respect of an obligation under this Section 5.6 asserted in writing prior to the lapse of the statute of limitations or sixty (60) days after the final administrative or judicial determination shall continue to survive.

     (l) After the Closing, neither party shall have any liability or obligation with respect to the matters set forth in this Section 5.6, except pursuant to this Section 5.6.

     5.7. Pool Financial Statements. Within five (5) days of the delivery to Seller of the audited statutory financial statements of the Pool at December 31, 1998, accompanied by the report of Deloitte & Touche, LLP, Seller will delivery a copy of such financial statements to Buyer.
                                     VI. -

                            AGREEMENTS WITH RESPECT -
                               TO POOL OPERATION -

     Section 6.1. Pool Participations; Reinsurance.

     (a) At or prior to the Closing, Seller shall cause SICH and CI to enter into Reinsurance Agreements with Buyer substantially in the form of Exhibit C.

     (b) At the Closing Buyer shall cause McGee, subject to applicable regulatory requirements, to designate Buyer as the Clearing Company, as that term is defined in the Inter-Office Reinsurance Agreements, pursuant to McGee's authority under the Inter-Office Reinsurance Agreements effective 12:00:01 a.m. New York Time on January 1, 1999.

     (c) At the Closing Buyer shall cause McGee, subject to applicable regulatory requirements, to amend the 1999 Schedule of Participation of the Inter-Office Reinsurance Agreements to transfer to Buyer, and Buyer shall assume
(i) SICH's Pool Participation in the United States Pool and (ii) SICH's Pool Participation in the Canadian Pool, effective 12:00:01 a.m. New York Time on January 1, 1999, thereby assuming all of SICH's rights, liabilities and obligations as a Pool Participant on and after January 1, 1999.

     Section 6.2. Underwriting Operations of the Pool.

     (a) From the date hereof through the Closing Date:

     (i) Seller will cause McGee to use commercially reasonable best efforts to conduct the underwriting operations of the Pool in the ordinary course and in a manner consistent with prior practice and otherwise in accordance with this Agreement; and

     (ii) Seller will not, and will not cause or permit McGee to, introduce or commence on behalf of the Pool or for its account the offering of any new product or service or the underwriting of any type of risk or any line of insurance not currently written by or through the Pool.

     (b) From and after the Closing and through 12:00 a.m. New York Time on December 31, 2000, McGee shall, and Buyer shall use commercially reasonable best efforts to cause McGee to, manage the affairs of the Pool on behalf of the Pool Participants and undertake on behalf of the Pool only such insurance risks as shall in the judgment of McGee be appropriate and consistent with prior practices of the Pool and otherwise be in accordance with this Agreement and the Ancillary Agreements. From and after the Closing and until December 31, 2000, SICH and CI will, as requested by McGee, issue, pursuant to and in accordance with, the terms of an underwriting management agreement to be entered into by each of them with McGee, such policies of insurance as are placed by McGee on behalf of the Pool; provided that Buyer shall not cause or permit McGee, on behalf of or for the account of SICH or CI, to introduce or commence the offering of any new product or service or the underwriting of any type of risk or any line of insurance not written by SICH or CI on behalf of or through the Pool prior to the Closing Date and; provided further that except as may be necessary to update and maintain existing policy forms and filings, neither CI nor SICH shall be obliged to file or qualify any new form of policy. In consideration of the issuance by SICH and CI of such policies, Buyer shall pay to SICH and CI, as their interests may appear, on the fifteenth day of the month following the month in which such policies shall have been issued, a fee equal to one percent (1%) of the gross direct written premiums in respect of all such policies issued on or after January 1, 1999 and through December 31, 1999, and, in respect of all such policies issued on or after January 1, 2000 and through December 31, 2000, to a fee equal to two percent (2%) of the gross direct written premiums.

     (c) Buyer shall furnish, or shall cause McGee to furnish, to SICH, not later than April 1 of each year, inter-office reinsurance financial statements for the Pool which shall be audited for each year through December 31, 2001 and thereafter, through December 31, 2008, shall either be audited or certified by the Chief Financial Officer of Buyer. At all times prior to December 31, 2008, Seller shall have the right, at its own expense, to visit the headquarters office of McGee at reasonable times and on a reasonable number of occasions during normal business hours to discuss the business and affairs of McGee with officers of McGee reasonably designated by McGee for such purpose and to make copies of relevant corporate records requested by Seller; provided that each of Buyer and McGee shall have received at least ten days' notice of each such visit.

     (d) From and after the Closing Date, Buyer shall take, and shall use commercially reasonable best efforts to cause McGee and the insurance Subsidiaries of Buyer to take, all steps necessary (a) to enable McGee to make with all necessary insurance regulatory authorities such policy-form and rate filings as shall be necessary so that Buyer or one or more insurance Subsidiaries of Buyer is able to issue all forms of policies now being issued on behalf of the Pool by SICH and CI and (b) to enable Seller to make such statutory reports as Seller shall be required to make in respect of or arising out of the operations of the Pool and the Reinsurance Agreement.

                  (e) At all times prior to December 31, 2001 McGee shall maintain errors and omissions coverage in an amount not less than $6,500,000 per occurrence and a deductible of not more than $1,000,000 per occurrence with one or more insurers rated "A" or better by A.M. Best Company; and reasonably satisfactory to Seller; provided that Buyer or any insurance Subsidiary of Buyer which is so rated shall be presumed to be approved by Seller and; provided further that if the annual premiums for such coverage shall exceed in the year beginning January 1, 2000, 103% of such premiums in the year beginning January 1, 1998 or in the year beginning January 1, 2001 shall be more than 106% of such 1998 premiums then McGee shall maintain coverage in such amount and with such deductibles as may be obtained by McGee within the premium-amount limits set forth above.

     (f) None of Seller, SICH or CI shall have any liability for the payment to McGee of any commission, "overriding" commission, "contingent" or "profit" commission as defined in the Pool Agreements in respect of operations of the Pool incurred either prior to the Closing Date or during the period defined in
Section 6.2(b). VII. -

                      CONDITIONS TO OBLIGATIONS OF BUYER -

     The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

     Section 7.1. Covenants. Seller and each Subsidiary of Seller shall have performed and complied with all the terms, covenants and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date, and Buyer shall have received from Seller, at the Closing, a certificate executed by an officer of Seller to that effect, dated the Closing Date.

     Section 7.2. Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at and as of such time, and Buyer shall have received from Seller one or more certificates, dated the Closing Date, to that effect executed by one or more officers of Seller.

     Section 7.3. Absence of Litigation and Required Regulatory Approvals. Every consent of or approval by any governmental authority which is required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and there shall not be in effect any injunction, writ, preliminary restraining order or any order, ruling or request of any nature issued by a court or governmental agency of competent jurisdiction directing that any transactions provided for herein not be consummated as so provided and no suit, action, proceeding or investigation shall be pending or threatened before any court or governmental agency, which relates to or asserts
(i) the illegality of any of the transactions contemplated by this Agreement, or which seeks the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or (ii) that material misleading statements or omissions have been made in connection with the consummation of any of the transactions contemplated by this Agreement or (iii) a claim for damages in a material amount, or other material relief against McGee or any of McGee's Subsidiaries, or against Buyer, if such claim shall arise from or relate to the consummation of this Agreement or the transactions contemplated hereby.

     Section 7.4. Premerger Notification. Any applicable period of time necessary before the transactions contemplated hereby can be consummated, as provided by the Hart-Scott-Rodino Act, the Investment Canada Act or the Competition Act (Canada), if applicable, shall have expired, all required clearances thereunder shall have been obtained and no action or proceeding shall have been instituted by any of the Premerger Notification Agencies or any similar agency claiming to have jurisdiction for the purpose of enjoining or delaying the consummation of the transactions contemplated hereby.

     Section 7.5. No Material Adverse Effect. Seller shall have furnished to Buyer a certificate of an officer of Seller to the effect that no act, omission or event has occurred between the date hereof and the Closing Date which could reasonably be expected to have a Material Adverse Effect.


     Section 7.6. Additional Agreements. Reinsurance Agreements substantially in the form of Exhibit C shall have been entered into and shall be in full force and effect, and the Releases in the form of Exhibits A-1, A-2 and A-3 and the Noncompetition Agreement in the form of Exhibit B shall have been entered into and shall be in full force and effect.

     Section 7.7. Opinion of Counsel for Seller and McGee. Buyer shall have received an opinion from John J. McCann, Esq., Executive Vice President and Chief Legal Officer of Seller, with respect to matters relating to Seller, its Subsidiaries and its and their obligations under this Agreement, and (ii) an opinion of John P. Iacono, Esq., Senior Vice President and General Counsel of McGee, with respect to matters relating to McGee and its Subsidiaries and their obligations under this Agreement, each dated the Closing Date, and each such opinion shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                                     VIII. -

                      CONDITIONS TO OBLIGATIONS OF SELLER -

     The obligations of Seller under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date of each of the following conditions precedent:

     Section 8.1. Covenants. Buyer shall have performed or complied with all the terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date, and Seller shall have received from Buyer, at the Closing, a certificate executed by an officer of Buyer to that effect, dated the Closing Date.

     Section 8.2. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at and as of such time and Seller shall have received from Buyer a certificate, dated the Closing Date, to that effect executed by an officer of Buyer.


     Section 8.3. Absence of Litigation and Required Regulatory Approvals. Every consent of or approval by any governmental authority which is required in connection with the transactions contemplated by this Agreement shall have been obtained and be in full force and effect and there shall not be in effect any injunction, writ, preliminary restraining order or any order, ruling or request of any nature issued by a court or governmental agency of competent jurisdiction directing that any transactions provided for herein not be consummated as so provided and no suit, action, proceeding or investigation shall be pending or threatened before any court or governmental agency, which relates to or asserts
(i) the illegality of any of the transactions contemplated by this Agreement, or which seeks the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or (ii) that material misleading statements or omissions have been made in connection with the consummation of any of the transactions contemplated by this Agreement or (iii) a claim for damages in a material amount, or other material relief against McGee or any of McGee's Subsidiaries, or against Seller or any of its Subsidiaries, if such claim shall arise from or relate to the consummation of this Agreement or the transactions contemplated hereby.

     Section 8.4. Premerger Notification. Any applicable period of time necessary before the transactions contemplated hereby can be consummated, as provided by the Hart-Scott-Rodino Act, the Investment Canada Act or the Competition Act (Canada), if applicable, shall have expired, all required clearances thereunder shall have been obtained and no action or proceeding shall have been instituted by any of the Premerger Notification Agencies or any similar agency claiming to have jurisdiction for the purpose of enjoining or delaying the consummation of the transactions contemplated hereby.

     Section 8.5. Additional Agreements. Reinsurance Agreements substantially in the form of Exhibit C shall have been entered into and shall be in full force and effect and the Releases in the form of Exhibits A-1, A-2 and A-3 and the Noncompetition Agreement in the form of Exhibit B shall have been entered into and shall be in full force and effect.

     Section 8.6. Opinion of Counsel for Buyer. Seller shall have received an opinion of the general counsel of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel.

                                      IX. -

                                  TERMINATION -

     Section 9.1. Termination. At any time prior to the Closing Date, this Agreement may be terminated and the transactions provided for herein abandoned, whether before or after adoption and approval thereof by Seller and Buyer:
                                -----------

     (a) by mutual written consent of the parties hereto; or


     (b) by Seller or Buyer, if the Closing shall not have occurred on or before June 30, 1999.

     Section 9.2. Effect of Termination. In the event of any termination pursuant to this Article IX, the parties hereto shall be released from all liabilities and obligations arising under this Agreement with respect to matters contemplated by this Agreement, other than for damages to the extent arising from a prior breach of this Agreement and other than as provided in Sections 5.1 (last sentence only), 13.1 and 13.6.
                                      X. -

                        EMPLOYMENT AND BENEFIT MATTERS -

     Section 10.1. Employees. Buyer will cause McGee and its Subsidiaries to continue to employ all persons who are currently employees of McGee or become such prior to the Closing (the "Affected Employees") at their current rate of base compensation and on the same terms and conditions of employment (including those relating to termination and severance benefits) that they now enjoy, subject to the provisions of Section 10.2, for a period following the Closing Date at least equal to the notice period (without exceptions to such notice period) for the Worker Adjustment and Retraining Notification Act. For purposes of this Article X, all former employees of McGee who have retired, separated from service with a terminated vested interest or are otherwise terminated or separated and entitled, presently or upon the passage of time, to retirement or other benefits, shall be considered to be "Affected Employees." In addition, Buyer has informed Seller that it intends to cause McGee to offer to senior executive and other key employees of McGee employment and Seller will use its best efforts (which, except as set forth below, shall not include the making of payments or financial commitments by Seller) to assist Buyer in obtaining acceptance of such offer by such executives and key employees. Seller agrees to reimburse Buyer, within thirty (30) days after Buyer's payment or Seller's receipt of Buyer's invoice, whichever is later, for one-half of retention payments paid by Buyer or McGee within 13 months after the Closing to senior executives and other key employees of McGee, up to a maximum liability to Seller under this sentence of $400,000, and prior to Closing, Buyer shall provide Seller a list of such intended payments and the recipients thereof.

                  Section 10.2. Participation in Benefit Plans. Buyer shall make provision such that, effective as of the Closing Date, the Affected Employees will commence participation immediately in welfare benefit plans which will have been adopted by McGee and which, taken as a whole, are comparable to the plans presently in effect for the Affected Employees. The Affected Employees will either continue participation in McGee's pension plans or commence participation in Buyer's pension plans, which, taken as a whole, are comparable to the plans presently available to or in effect for the Affected Employees. Buyer will, and will cause McGee to, recognize each Affected Employee's service prior to the Closing Date with respect to McGee and its Subsidiaries as service with McGee (or the Buyer or any Subsidiary of the Buyer which may become the employer of any Affected Employees, as the case may be) in connection with (i) any waiting period, eligibility requirements or any elimination period under any welfare benefit plan available to any Affected Employees, (ii) any waiting period, eligibility requirements and benefit accrual with regard to participation in any sick, holiday, vacation, personal time off, or other similar service-based plan or program available to any Affected Employees, and (iii) any eligibility or vesting requirements under any qualified or non-qualified plan available to any Affected Employees. Should the Affected Employees commence participation in the defined benefit plan of the Buyer, then in no event shall an Affected Employee's benefit under the defined benefit plan of the Buyer be reduced (in any manner) by any benefits accrued by the Affected Employee under the pension plans maintained by McGee.

     Section 10.3. Severance Pay. Buyer shall, or shall cause McGee to, pay to the Affected Employees whose employment is terminated within one hundred eighty
(180) days after the Closing Date severance benefits not less favorable than those now available to employees of McGee.

     Section 10.4. Non-Solicitation. Seller agrees that, from and after the Closing Date until June 30, 2002, neither it nor any of its Subsidiaries will solicit, nor cause any other person to solicit, any person named on Schedule
10.4 so long as such person is an employee of McGee or Buyer or any affiliate of Buyer; provided, however, that nothing in this Section shall be deemed to prohibit any solicitation not specifically targeted at such employees or Affected Employees, including general advertisement by means of newspaper or other advertisements. XI. -

                              AMENDMENT; WAIVERS -

     Section 11.1. Amendments, Modifications, Etc. At any time prior to the Closing, this Agreement and the Exhibits hereto may be amended, modified, superseded or supplemented to the extent permitted by applicable law only by an instrument in writing executed and delivered on behalf of each of the parties hereto, which instrument when so executed and delivered shall thereupon become a part of this Agreement and the provisions thereof shall be given effect as if contained in this Agreement as of the date hereof.

     Section 11.2. Waivers. The representations, warranties, covenants and conditions of this Agreement may be waived only by a written instrument executed by the party so waiving. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right of such party at a later time to enforce the same. No waiver by any party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, ------- in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement. XII. -

                                 DEFINED TERMS -

     When used as defined terms in this Agreement, the following terms shall have the meanings set forth herein:

     "Accredited Investor" shall have the meaning set forth in Section 4.6.

     "Affected Employees" shall have the meaning set forth in Section 10.1.

     "Ancillary Agreements" shall mean the Reinsurance Agreement, the Releases and the Noncompetition Agreement in the respective forms attached as Exhibits hereto.

     "Benefit Plans" shall have the meaning set forth in Section 3.13.

     "Buyer"  shall  mean  Fireman's  Fund  Insurance   Company,   a  California
corporation.

     "Canadian Pool" shall have the meaning ascribed in the definition of "Pool."

     "CI"  shall  mean  The  Connecticut   Indemnity   Company,   a  Connecticut
corporation and a wholly-owned Subsidiary of Seller.

     "Common Stock" shall have the meaning set forth in the first recital paragraph.

     "Closing" shall each have the meaning set forth in Section 2.1.

     "Closing Date" shall have the meaning set forth in Section 2.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Consolidated Group" shall have the meaning set forth in Section 3.10(a).

     "Damages" shall have the meaning set forth in Section 13.6.

     "DLJ" shall have the meaning set forth in Section 3.22.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 3.13.

     "Hart-Scott-Rodino Act" shall have the meaning set forth in Section 5.4.

     "IRS" shall mean the Internal Revenue Service.

     "Indemnitee(s)" shall have the meaning set forth in Section 13.6.

     "Indemnitor" shall have the meaning set forth in Section 13.6.

     "Intellectual Property" shall have the meaning set forth in Section 3.8(c).

     "Material Adverse Effect" shall have the meaning set forth in Section 3.1.

     "McGee" shall mean Wm. H. McGee & Co., Inc., a New York corporation.

     "McGee Bermuda" shall mean Wm. H. McGee & Co. (Bermuda) Ltd., a Bermuda corporation.

     "McGee Canada" shall mean Wm. H. McGee & Co. of Canada Ltd., a corporation formed under the laws of Ontario.

     "New York Time" shall mean time, whether Eastern Standard or Daylight Saving as may be the case, as determined in the City of New York.

     "Noncompetition Agreement" shall have the meaning set forth in Section 2.1(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Pool" shall mean those insurance underwriting and management arrangements which have been in effect from time to time between and among one or more of McGee, McGee Canada. and McGee Bermuda and the insurers participating in such arrangements as set forth in the Pool Agreements and among them, the present participants' gross participations in the Canadian Pool and United States Pool being as follows:

United States Pool                               Canadian Pool
Pool Participants                         %      Pool Participants        %
The Baloise Insurance
Company of America                        1      Providence Washington    1
                                                 Insurance Company
Providence Washington
Insurance Company                         1
SICH                                     75     SICH                      94
LG Insurance Company,
Ltd. (United States Branch)               8    Mitsui Marine & Fire        5
Mitsui Marine & Fire                     15    Insurance Company of Ltd.
Insurance Company
America

Each reference to the "Pool" shall, unless the context otherwise requires, be deemed to include both the Canadian Pool and the United States Pool and each annual renewal of the Pool so long as there shall be outstanding assets or liabilities of the Pool in respect of that year and shall further be deemed to include the participation of the Pool Participants.

                  "Pool Agreements" means (i) the Inter-Office Reinsurance Agreement dated as of January 1, 1975, as amended by the related Addenda Nos. 1-4 and supplemented by annual Schedules of Participations thereto, among McGee and the Pool Participants and the Inter-Office Reinsurance Agreement dated as of January 1, 1975, as amended by and supplemented by annual Schedules of Participations thereto among McGee Canada and the Pool Participants (the "Inter-Office Reinsurance Agreements"), and (ii) the Underwriting Management Agreements, General Agency & Management Agreements and Management Agreements and related agreements referred to therein, each as amended, between or among McGee and the Pool Participants, which are listed in Schedule 3.14(b) as being entered into in connection with the Pool.

                  "Pool Participants" shall mean those insurers and reinsurers who, from time to time, have participated or may participate in the Pool in respect of any year.

     "Post-Year End Periods" shall have the meaning set forth in Section 5.6(a)(iii).

     "Premerger  Notification  Agencies"  shall  have the  meaning  set forth in
Section 5.4.

     "Pre-Year End Periods" shall have the meaning set forth in Section 5.6(a)(iii).

     "Reinsurance Agreements" shall mean the quota share reinsurance agreement referred to in Section 6(1)(a).

     "Releases" shall have the meaning set forth in Section 2.1(b).

     "Section 338 Election" shall have the meaning set forth in Section 5.6(d).

     "Seller" shall mean Orion Capital Corporation, a Delaware corporation.

     "Seller's Knowledge" shall mean, when used to qualify a representation or warranty of Seller, that such is being made or given only on the basis of and to the extent of the knowledge of Seller's senior executive officers, reasonable inquiry having been made of the senior officers of McGee by them or on their behalf in respect of the subject matter of the representation or warranty.

     "SICH" shall mean Security Insurance Company of Hartford, a Connecticut corporation and a wholly owned Subsidiary of Seller.

     "Straddle Period" shall have the meaning set forth in Section 5.6(a)(ii).

     "Subsidiary" means any corporation of which a corporation or one or more Subsidiaries of such corporation owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding stock having by its terms ordinary voting power to elect a majority of the Board of Directors of such corporation, irrespective of whether or not at the time stock of any one class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency

     "Taxes" shall have the meaning set forth in Section 3.10(a).

     "Tax Return" shall have the meaning set forth in Section 3.10(a).

     "Underwriting Management Agreement" shall mean the General Agency Agreement dated January 1, 1964 between and among The Security Insurance Company, United States Casualty Company, New Amsterdam Casualty Company, The Connecticut Indemnity Company and Wm. H. McGee & Co., Inc. as amended to the date hereof.

     "United States Pool" shall have the meaning ascribed in the definition of "Pool." XIII. .

                           MISCELLANEOUS PROVISIONS .

                  Section 13.1. Expenses. Whether or not the Closing shall have occurred and regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors (including financial advisors), and printing and filing costs and fees). Seller shall be solely responsible for the fees of DLJ and Buyer shall be solely responsible for the fees of Stamford Financial Group.

     Section 13.2. Notices. All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally or by recognized overnight delivery service or by registered or certified mail, postage prepaid, addressed as follows: -------

                  If to Seller, to
                          Orion Capital Corporation
                          9 Farm Springs Road


                           Farmington, CT  06032
                           Attn: Treasurer
                  with a copy to
                           Cummings & Lockwood
                           CityPlace I
                           185 Asylum Street, 36th Floor

Any party may change the person and addresses to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice and such change will be effective upon receipt.

     Section 13.3. Entire Agreement. This Agreement, together with the schedules and exhibits hereto and the documents and instruments referred to herein, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No party hereto has relied upon any oral or written statement, representation, warranty, covenant, ---------------- condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the schedules or exhibits hereto or the documents or instruments referred to herein.

     Section 13.4. No Assignment. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein shall be made by any party hereto without the express prior written consent of each other party except that Buyer may assign its rights (but not delegate its duties except as permitted herein) hereunder to any wholly-owned Subsidiary of Buyer.

     Section 13.5. Survival of Representations and Warranties and Covenants.

     (a) All representations and warranties of the parties hereto which are contained in this Agreement or in confirming certificates delivered at the Closing (other than those representations and warranties relating to the due authorization, execution and delivery of this Agreement and the Ancillary Agreement and those relating to Seller's title to the Common Stock which is the subject of this Agreement which shall survive for the applicable statutory period of limitation), shall remain operative and in full force and effect until June 30, 2000, regardless of any investigation made by or on behalf of any of the parties hereto, following the Closing.

     (b) All covenants made by Buyer or Seller in Article V of this Agreement to be performed after the date hereof will survive the Closing, and will remain in full force and effect thereafter: (i) in the case of all covenants that have specified terms or periods until the later of (x) expiration of the terms or periods respectively specified therein, or (y) June 30, 2000; or (ii) June 30, 2000 for all other covenants.

     (c) If within the survival periods specified in Sections 13.5(a) and 13.5(b) above, a claim for indemnification shall be made in respect of the breach of any representation, warranty or covenant, the expiration of such period of survival shall not affect the right of indemnified party to indemnification if the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 13.5.

     Section 13.6. Indemnification and Payments. Each of Buyer on the one hand and Seller on the other hand (each an "Indemnitor") agrees to indemnify and hold harmless the other and its respective related persons (collectively, the "Indemnitees") for, and will pay to the Indemnitees the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), and expenses (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising from any breach of any representation or warranty made by the Indemnitor in this Agreement or any certificate delivered by the Indemnitor pursuant to this Agreement or any covenant or obligation of such Indemnitor in this Agreement. All damages and other amounts sought by any Indemnitee hereunder shall be net of all insurance proceeds received or collectible by any such Indemnitee with respect to such claim, including, with respect to Buyer, all insurance proceeds received or receivable by McGee.

     Section 13.7. Limitations on Amount.

     (a) An Indemnitor will have no liability (for indemnification or otherwise) with respect to Damages arising from a breach of any representation or warranty made by the Indemnitor in this Agreement on the date of this Agreement and on the Closing Date (other than those representations and warranties relating to the due authorization, execution and delivery of this Agreement and the Ancillary Agreement and those relating to Seller's title to the Common Stock which is the subject of this Agreement) until the total of all such Damages with respect to Buyer and its related persons or with respect to Seller and its related persons, as the case may be, exceeds $500,000, and then only for the amount by which such Damages exceed $500,000.

     (b) In no event shall the aggregate liability of Buyer on the one hand or Seller on the other hand with respect to indemnified Damages under this Agreement (including Section 5.6 hereof) arising from a breach of any representation, warranty or covenant made by the Indemnitor in this Agreement, exceed the Purchase Price.

     Section 13.8. Procedure for Indemnification.

     (a) Promptly after receipt by an Indemnitee of notice of the commencement of any proceeding or of any threatened proceeding or claim, or other notification thereof against it, or after otherwise becoming aware that an indemnifiable event has occurred, such Indemnitee will give notice to the Indemnitor of such claim and the estimated dollar amount thereof, but the failure to notify the Indemnitor will not relieve the Indemnitor of liability that it may have to any Indemnitee, except to the extent that the Indemnitor is prejudiced by the Indemnitee's failure to give such notice.

                  (b) The Indemnitor will be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such proceeding, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the Indemnitee. If the Indemnitor assumes the defense of a proceeding, the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent

     Section 13.9. Procedure for Indemnification - Other Claims. The parties acknowledge and agree that the remedies and procedures provided in this Agreement for breach of any representations, warranties, or covenants are exclusive of all other remedies which would otherwise be available, at law or equity.

     Section 13.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut applicable to agreements made and to be performed entirely within such State, except (i) matters related to the validity of corporate action, which shall be governed by the laws of the state or other jurisdiction of incorporation of the relevant corporation and (ii) matters related to compliance of the transactions contemplated by the Agreement with ------------- applicable insurance regulatory statutes.

     Section 13.11. Dispute Resolution. If a dispute arises out of or relates to this Agreement, or the performance or an asserted breach thereof, the parties agree first to try in good faith to settle the dispute and further agree that, to that end:

     (a) A meeting shall be held promptly between Buyer and Seller attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

     (b) If within fifteen (15) days of the first meeting of such individuals they have not succeeded in negotiating a resolution of the dispute or agreed to extend the time within which to do so, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association. Buyer and Seller shall bear their own costs and share equally the costs of the mediation. The mediation shall take place in Chicago, Illinois unless otherwise agreed by the parties.

     (c) Buyer and Seller will jointly appoint a mutually-acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree on such appointment within a period of twenty
(20) days from the conclusion of the negotiation period.

     (d) The parties agree to participate in good faith in the mediation, and negotiations related thereto or arising therefrom, for a period of thirty (30) days after appointment of a mediator. If the parties are not successful in solving the dispute through mediation within that period of time (or, if sooner, within sixty (60) days from the conclusion of the negotiation period), then the dispute shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with each of Buyer and Seller selecting one arbitrator of a panel of three (3) and the two (2) arbitrators so selected designating the third member of the panel of arbitrators. In the event that such two arbitrators cannot agree on a third arbitrator within thirty (30) days, one shall be designated by the American Arbitration Association upon application by either of the two arbitrators. The arbitrators shall render their decision within ninety (90) days after the appointment of the third arbitrator and the decision of the arbitrators shall be final and binding upon the parties and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer and Seller shall each bear its own costs and the costs of the arbitrator appointed by each of them and they shall share equally the costs of the third arbitrator and the administrative costs of the arbitration. The arbitration shall take place in San Francisco, California if initiated by Seller and in Hartford, Connecticut if initiated by Buyer.

     Section 13.12. Press Releases. Buyer and Seller will each consult with the other in advance of making any public announcement or press release, releasing any publicity or otherwise disclosing any information related to the execution of this Agreement or any transactions contemplated hereby, and each of Buyer and Seller will, except in the case of such disclosure as may be required by applicable law or securities exchange requirements, obtain the consent of the other with respect to the form, content and timing thereof, which consent shall not unreasonably be withheld.

     Section 13.13. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     Section 13.14. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. --------

     Section 13.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.


     Section 13.16. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.










            [The remainder of this page is intentionally left blank]

                  IN  WITNESS  WHEREOF,   each  party  hereto  has  caused  this
Agreement to be duly executed on the date first above written.


                                  ORION CAPITAL CORPORATION


                                  By:    .......................................
                                         Name:  Craig A. Nyman
                                         Title:     Vice President and Treasurer

Attest:


By:     ..........................................
         Secretary


                                  FIREMAN'S FUND INSURANCE COMPANY


                                  By:    .............................
                                         Name: Bruce F. Friedberg
                                         Title: Senior Vice President

Attest:


By:     ..........................................
         Secretary

                                    SCHEDULES

Disclosure Letter
Schedule 3.2               -        Capitalization
Schedule 3.3               -        Regulatory Status
Schedule 3.4               -        Compliance with Law
Schedule 3.7               -        Litigation and Other Proceedings
Schedule 3.8               -        Title to Properties
Schedule 3.9               -        No Conflicts (Seller)
Schedule 3.10              -        Taxes
Schedule 3.11              -        Investments
Schedule 3.12              -        Employment Matters
Schedule 3.13              -        Employee Benefit Plans; ERISA
Schedule 3.14              -        Contracts
Schedule 3.15              -        Capital Expenditures
Schedule 3.16              -        Banks
Schedule 3.17              -        Agents and Brokers
Schedule 3.18              -        Insurance
Schedule 3.24              -        Relationship between Seller and McGee
Schedule 3.25              -        Agreement Regarding Pool
Schedule 4.4               -        No Conflicts (Buyer)
Schedule 5.3               -        Regulatory and Other Filings and Approvals
Schedule 10.4              -        Executives and Key Employees

                                    EXHIBITS



Exhibit A-1                -        Mutual Release (Seller and McGee)
Exhibit A-2                -        Mutual Release (SICH and McGee)
Exhibit A-3                -        Mutual Release (CI and McGee)
Exhibit B                  -        Noncompetition Agreement
Exhibit C                  -        Reinsurance Agreement

                                TABLE OF CONTENTS

I.       THE TRANSACTION
         1.1.     Purchase of Common Stock.....................................1
         1.2.     Consideration................................................1
         1.3.     Management Fee...............................................1
II.      THE CLOSING                                                           2
         2.1.     Closing......................................................2
III.     REPRESENTATIONS AND WARRANTIES OF SELLER                              3
         3.1.     Organization and Good Standing...............................3
         3.2.     Capitalization...............................................3
         3.3.     Regulatory Status............................................4
         3.4.     Compliance with Law..........................................4
         3.5.     Authorization................................................4
         3.6.     Books and Records............................................5
         3.7.     Litigation and Other Proceedings.............................5
         3.8.     Title to Properties..........................................6
         3.9.     No Conflicts.................................................7
         3.10.    Taxes........................................................8
         3.11     Investments.................................................11
         3.12.    Employment Matters..........................................11
         3.13.    Employee Benefit Plans; ERISA...............................11
         3.14.    Contracts...................................................13
         3.15.    Capital Expenditures........................................14
         3.16.    Banks.......................................................14
         3.17.    Agents and Brokers..........................................14
         3.18.    Insurance...................................................14
         3.19.    Absence of Material Changes and Adverse Factors.............14
         3.20.    Environmental Matters.......................................15
         3.21.    Calculation of Liability with respect to Pool Participation 16
         3.22.    Finders and Brokers.........................................16
         3.23.    Disclosure                                                  17
         3.24.    Relationship between Seller and McGee                       17
         3.25.    Agreements regarding Pool                                   17
         3.26.    Participation of SICH in Pool                               17
         3.27     No Undisclosed Liabilities..................................17

IV.     REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER                   18
         4.1.     Organization and Standing...................................18
         4.2.     Certificate of Incorporation and By-Laws....................18
         4.3.     Authorization...............................................18
         4.4.     No Conflicts................................................18
         4.5.     Finders and Brokers.........................................19
         4.6.     Investor Status.............................................20
V.       COVENANTS OF BUYER AND SELLER                                        20
         5.1.     Access to Properties, Books and Records.....................20
         5.2.     Conduct of Business.........................................20
         5.3.     Regulatory and Other Filings and Approvals..................24
         5.4.     Premerger Notification and Clearance........................25
         5.5.     Further Assurances..........................................25
         5.6.     Tax Matters.................................................26
         5.7      Pool Financial Statements...................................32
VI.      AGREEMENTS WITH RESPECT TO POOL OPERATION                            33
         6.1.     Pool Participations; Reinsurance............................33
         6.2.     Underwriting Operations of the Pool.........................33
VII.     CONDITIONS TO OBLIGATIONS OF BUYER                                   35
         7.1.     Covenants...................................................35
         7.2.     Representations and Warranties..............................35
         7.3.     Absence of Litigation and Required Regulatory Approvals     35
         7.4.     Premerger Notification......................................36
         7.5.     No Material Adverse Effect..................................36
         7.6.     Additional Agreements.......................................36
         7.7.     Opinion of Counsel for Seller and McGee.....................36
VIII.    CONDITIONS TO OBLIGATIONS OF SELLER                                  37
         8.1.     Covenants...................................................37
         8.2.     Representations and Warranties..............................37
         8.3.     Absence of Litigation and Required Regulatory Approvals     37
         8.4.     Premerger Notification......................................37
         8.5.     Additional Agreements.......................................38
         8.7.     Opinion of Counsel for Buyer................................38
IX.      TERMINATION                                                          38
         9.1.     Termination.................................................38
         9.2.     Effect of Termination.......................................38

X.       EMPLOYMENT AND BENEFIT MATTERS                                       38
         10.1.    Employees                                                   38
         10.2.    Participation in Benefit Plans                              39
         10.3.    Severance Pay                                               40
         10.4.    Non-Solicitation                                            40
XI.      AMENDMENT; WAIVERS                                                   40
         11.1.    Amendments, Modifications, Etc.                             40
         11.2.    Waivers                                                     40
XII.     DEFINED TERMS                                                        40
XIII.             MISCELLANEOUS PROVISIONS                                    45
         13.1.    Expenses                                                    45
         13.2.    Notices                                                     45
         13.3.    Entire Agreement                                            46
         13.4.    No Assignment                                               46
         13.5.    Survival of Representations and Warranties and Covenants    46
         13.6.    Indemnification and Payments                                47
         13.7.    Limitations on Amount                                       47
         13.8.    Procedure for Indemnification                               47
         13.9.    Procedure for Indemnification - Other Claims                48
         13.10.   Governing Law                                               48
         13.11.   Dispute Resolution                                          49
         13.12.   Press Releases                                              49
         13.13.   Counterparts                                                49
         13.14.   Headings                                                    49
         13.15.   Severability                                                50
         13.16.   Further Assurances                                          50













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